BURNHAM INVESTORS TRUST

Certificate of Secretary

I, Thomas N. Calabria, Secretary of the Burnham Investors Trust (the “Trust”), hereby certify on behalf of the Trust as follows:

1.
Submitted herewith is a copy of the most recent received Fidelity Bond extension (the “Extension”) procured by the Trust, the premium in the amount of $554 and in the form required by Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.	Submitted herewith is a copy of the most recent received endorsement correcting the named insured covered under the Fidelity Bond filed on November 23, 2011 for the period beginning July 1, 2011.
3.
Attached hereto as Exhibit A, is a copy of the resolutions approving the renewal of the Fidelity Bond, adopted by the Board of Trustees of the Trust, including a majority of such Trustees who are not “interested persons”, as defined in the 1940 Act, of the Trust, at a meeting of the Board of Trustees held on May 17, 2012.

4.	The premium with respect to the Extension has been paid for the period from approximately July 1, 2012 through August 15, 2012.

/s/ Thomas N. Calabria
Thomas N. Calabria
Secretary

Dated:  July 3, 2012

Exhibit A

WHEREAS:
Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires that each registered management investment company shall provide and maintain a bond, which shall be issued by a reputable fidelity insurance company, authorized to do business in the place where the bond is issued, against larceny and embezzlement, covering each officer and employee of the Fund, who may singly, or jointly with others, have access to securities or funds of the Fund, either directly or through authority to draw upon such funds or to direct generally the disposition of such securities, unless the officer or employee has such access solely through his position as an officer or employee of a bank; and

WHEREAS:
Rule 17g-1 under the 1940 Act requires that the bond shall be in such reasonable form and amount as a majority of the board of trustees of the registered management investment company who are not “interested persons” of such investment company as defined by Section 2(a)(19) of the 1940 Act shall approve as often as their fiduciary duties require, but not less than once every twelve months, with due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the registered management investment company to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the company’s portfolio; provided, however, that the amount of the bond shall be at least equal to an amount computed in accordance with the provisions of the rule.

NOW, THEREFORE, BE IT RESOLVED

RESOLVED:
that the Board of Trustees of Burnham Investors Trust, including a majority of the Independent Trustees (the “Board”), in compliance with Rule 17g-1 under 1940 Act hereby authorizes and designates a committee (the “Committee”), consisting of one or more members of the Board, to work with Burnham Asset Management (the “Adviser”) in order to extend the Trust’s Fidelity Bond for the period from July 1, 2012 to August 15, 2012;

RESOLVED:
that the Board of Trustees of Burnham Investors Trust, including a majority of the Independent Trustees (the “Board”), in compliance with Rule 17g-1 under 1940 Act hereby authorizes and designates a committee (the “Committee”), consisting of one or more members of the Board, to work with Burnham Asset Management (the “Adviser”) in order to renew the Trust’s Fidelity Bond for the period from August 15, 2012 to August 15, 2013;

RESOLVED:
that, after having given due consideration to all matters deemed relevant, including, but not limited to, the value of the aggregate assets of the Trust to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Trust’s portfolios, such Fidelity Bond extension and renewal be, and hereby are, approved;

RESOLVED:
that the Secretary of the Trust or that officer’s designee is hereby instructed to file the Fidelity Bonds with the U.S. Securities and Exchange Commission and give such notice with respect to the Fidelity Bonds required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

RESOLVED:
that the appropriate officer(s) of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.